Pricing Sheet relating to Preliminary Pricing Supplement No. 165
Registration Statement No. 333-131266
Dated December 29, 2006
Filed pursuant to Rule 433

Structured Investments
Opportunities in Equities

January 2007

Protected Buy-Write Securities due January 27, 2012

Based on the Performance of the 2007-1 Dynamic Reference Index

P R I C I N G T E R M S – J a n u a r y 2 4 , 2 0 0 7
Issuer:	Morgan Stanley
Pricing Date:	January 24, 2007
Original Issue Date:	January 31, 2007
Maturity date:	January 27, 2012
Principal Amount:	$10 per Security
Original Issue Price:	$10 (see “Commissions and Issue Price” below)
Aggregate Principal Amount:	$130,550,000
Reference Index Initial Value:	97
Threshold Value:	100
Reference Index Components:		Initial Allocations	Underlying Index
	Equity Component	100%	iShares® MSCI EAFE Index Fund
	Zero-Coupon Bond Component	0%
	Leverage Component	0%
Coupon Payments:	Variable (and may be zero), as determined by the Calculation Agent.
Coupon Payment Dates:	The third Business Day following the Monthly Income Determination Date in respect of each Monthly Coupon Payment Period; provided that the first Coupon Payment Date is February 21, 2007 and the last Coupon Payment Date is January 27, 2012.
Monthly Income Determination Dates:	The third Friday of each month, beginning February 16, 2007, and the Determination Date.
Determination Date:	January 20, 2012, subject to adjustment by the Calculation Agent.
CUSIP:	61750V840
Listing:	None
Calculation Agent:	Morgan Stanley & Co. Incorporated (“MS & Co.”)
Agent:	MS & Co.
Commissions and Issue Price:		Price to Public(2)	Agent’s Commissions(1) (2)	Proceeds to Company
	Per Security	$10.00	$0.30	$9.70
	Total	$130,550,000	$3,916,500	$126,633,500

(1)	For additional information, see “Plan of Distribution” in the preliminary pricing supplement.

(2)	The actual price to public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of Security purchased by that investor. The lowest price payable by an investor is $9.90 per Security. See “agent’s commissions” on page 1 of the preliminary pricing supplement.

iShares® is a registered mark of Barclays Global Investors, N.A. (“BGI”). The Protected Buy-Write Securities is not sponsored, endorsed, sold, or promoted by BGI. BGI makes no representations or warranties to the owners of the Protected Buy-Write Securities or any member of the public regarding the advisability of investing in the Protected Buy-Write Securities. BGI has no obligation or liability in connection with the operation, marketing, trading or sale of the Protected Buy-Write Securities.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

You may access these documents on the SEC web site at www.sec.gov as follows:

Preliminary Pricing Supplement No. 165 dated December 29, 2006
Prospectus Supplement dated January 25, 2006
Prospectus dated January 25, 2006